Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Teekay LNG Partners L.P. for the registration of a maximum aggregate offering of $400,000,000 of common units and to the incorporation by reference therein of our reports dated June 24, 2009, with respect to the consolidated financial statements of Teekay LNG Partners L.P., and to the effectiveness of internal control over financial reporting of Teekay LNG Partners L.P., included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Vancouver, Canada, October 20, 2009	/s/ Ernst & Young LLP Chartered Accountants